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                                                                    EXHIBIT 99.1

          SENTIGEN HOLDING CORP. AWARDED $1.65 MILLION FEDERAL CONTRACT

PHILLIPSBURG, New Jersey - August 3, 2004 - Sentigen Holding Corp. (NasdaqSC:
SGHL) announced today that it has been awarded a contract by the Technical Support Working Group (TSWG) - an interagency government office with representatives from the Departments of Defense, State and Homeland Security - to develop advanced biotechnology for the detection of explosives and other threats. The contract, entitled "Olfactory Receptor Microarray-Based Sensor for Explosives Detection (ORM-EDS)", will provide Sentigen with $1.65 million in research funding over the next 2 years.

Sentigen will conduct research for the development of a freestanding sensor for the detection of explosive agents. The sensor is aimed at reproducing the sensitivity, versatility, and chemical range of the nose. The Company will be working to isolate, produce, and assemble mammalian olfactory receptors into microarrays that would allow the nano-scale monitoring of patterns of olfactory receptor activation resulting from exposure to potentially harmful agents.

"We are very pleased to have been selected by TSWG in the awarding to us of this important research contract," commented Joseph K. Pagano, Sentigen's chairman. "We have assembled a multi-disciplinary team that is in a unique position to perform this work at the intersection of molecular biology, physical chemistry, materials science, and nanotechnology."

Nanotechnology is the engineering of functional materials, devices, and systems on the scale of atoms and molecules. The Company believes that upon success, the work under this contract has the potential to meet critical homeland security needs, as well as to complement its existing technologies to yield applications in areas such as drug discovery and diagnostics.

ABOUT SENTIGEN HOLDING CORP.

We are a holding company conducting business through two wholly-owned operating subsidiaries, Cell & Molecular Technologies, Inc. ("CMT"), and Sentigen Biosciences, Inc. CMT provides contract research and development services and manufactures specialty cell culture media, reagents and other research products for companies engaged in the drug discovery process. Sentigen Biosciences is primarily engaged in the development and commercialization of novel bioassay systems that elucidate the underlying biology of protein-protein interactions. Sentigen Biosciences is initially targeting its Tango(TM) Assay System to address the functionalization of G protein-coupled receptors (GPCRs) for pharmaceutical drug discovery and development. Sentigen Biosciences has filed patent applications on its Assay System and expects to file additional patent applications on this technology in the future.

FORWARD-LOOKING STATEMENTS

The statements contained herein which are not historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect SGHL's actual results, performance, or achievements in the future and, accordingly, such actual results, performance, or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of SGHL. These risks and uncertainties include, but are not limited to, those risks described in SGHL's Form 10-K for the year ended December 31, 2003. Actual results may vary significantly from such forward-looking statements. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statement was made.


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